CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT


  We have previously issued our report, accompanying the financial statement, incorporated herein by reference of the Registrant. Our report covered the balance sheet of Stanfield Educational Alternatives, Inc. as of April 30, 1999 and the related statement of operations, stockholders' equity and cash flows for the period March 23, 1999 (inception) to April 30, 1999, in conformity with generally accepted accounting principals. We hereby consent to the incorporation by reference of said report in the Current Report of the Company on Form 8-KA being filed with the Securities and Exchange Commission by the Registrant.





  TEDDER, JAMES, WORDEN & ASSOCIATES, P.A.
  Orlando, Florida
  January 20, 1999